Exhibit 10.45

SIXTH LEASE MODIFICATION AGREEMENT

Agreement made as of January 18, 2012, by and between Moklam Enterprises, Inc., a New York corporation with an address at c/o Yuco Management, Inc., 295 Madison Avenue, 34th Floor, New York, New York 10017 (hereinafter referred to as “Owner”), and Take-Two Interactive Software, Inc., a Delaware corporation with an address at 622 Broadway, New York, New York 10012 (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

Whereas, Owner is the lessor and Tenant is the lessee under that certain lease agreement dated as of July 1, 2002, as amended by agreement dated July 1, 2002 (the “First Modification”), agreement dated as of November 15, 2002 (the “Second Modification”), agreement dated as of October 14, 2003 (the “Third Modification”), agreement dated as of May 11, 2004 (the “Fourth Modification”) and agreement dated as of March 26, 2010 (the “Fifth Modification”) (such lease agreement, as modified by the First Modification, the Second Modification, the Third Modification, the Fourth Modification and the Fifth Modification, is hereinafter referred to as the “Original Lease”) covering the entire third, fourth, fifth and sixth floors and the roof deck in the building known as 622 Broadway, New York, New York (the “Building”), having a term expiring on December 31, 2012; and

Whereas Owner and Tenant desire to further modify and supplement the Original Lease, and to extend the terms of the Original Lease as set forth below, upon and subject to the terms and conditions hereinafter set forth.

Now, therefore, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to further modify and supplement the Original Lease as follows:

1.                                       Definition of Lease.  For purposes of this Agreement, the term “Lease” shall mean the Original Lease as amended by this Agreement, except as may otherwise be specifically indicated in this Agreement or as the context may otherwise require.

2.                                       Extension Term.  The term of the Lease is hereby extended for a period of ten (10) years and three (3) months (hereinafter, the “Extension Term”) commencing January 1, 2013 through and including March 31, 2023.

3.                                       Payment of Fixed Rent During Extension Term.  Tenant shall pay Fixed Rent during the Extension Term at the following rates:

3.1.  Two million eight hundred ninety-eight thousand two hundred ten and 00/100 ($2,898,210.00) dollars per annum ($241,517.50 per month) during the one (1) year and three (3) month period commencing January 1, 2013 through and including March 31, 2014;

3.2.  Two million nine hundred seventy thousand six hundred sixty-five and 28/100 ($2,970,665.28) dollars per annum ($247,555.44 per month) during the one (1) year period commencing April 1, 2014 through and including March 31, 2015;

3.3.  Three million forty-four thousand nine hundred thirty-one and 84/100 ($3,044,931.84) dollars per annum ($253,744.32 per month) during the one (1) year period commencing April 1, 2015 through and including March 31, 2016;

3.4.  Three million one hundred twenty-one thousand fifty-five and 16/100 ($3,121,055.16) dollars per annum ($260,087.93 per month) during the one (1) year period commencing April 1, 2016 through and including March 31, 2017;

3.5.  Three million one hundred ninety-nine thousand eighty-one and 56/100 ($3,199,081.56) dollars per annum ($266,590.13 per month) during the one (1) year period commencing April 1, 2017 through and including March 31, 2018;

3.6.  Three million five hundred fifty-five thousand seventy-eight and 60/100 ($3,555,078.60) dollars per annum ($296,256.55 per month) during the one (1) year period commencing April 1, 2018 through and including March 31, 2019;

3.7.  Three million six hundred forty-three thousand nine hundred fifty-five and 52/100 ($3,643,955.52) dollars per annum ($303,662.96 per month) during the one (1) year period commencing April 1, 2019 through and including March 31, 2020;

3.8.  Three million seven hundred thirty-five thousand fifty-four and 48/100 ($3,735,054.48) dollars per annum ($311,254.54 per month) during the one (1) year period commencing April 1, 2020 through and including March 31, 2021;

3.9.  Three million eight hundred twenty-eight thousand four hundred thirty and 80/100 ($3,828,430.80) dollars per annum ($319,035.90 per month) during the one (1) year period commencing April 1, 2021 through and including March 31, 2022; and

3.10.  Three million nine hundred twenty-four thousand one hundred forty-one and 60/100 ($3,924,141.60) dollars per annum ($327,011.80 per month) during the one (1) year period commencing April 1, 2022 through and including March 31, 2023.

4.                                       Abatement of Fixed Rent.  Provided and on condition that Tenant shall not default under any provision of the Lease (after the expiration of any applicable cure period which is specifically provided for in the Lease with regard to such default, if any), the Fixed Rent shall be abated for each of the first three (3) months of the Extension Term (i.e., the months of January 2013, February 2013 and March 2013).  Accordingly, the maximum amount of Fixed Rent which can be abated pursuant to this Section 4 is $724,552.50.  However, if the Lease shall be terminated by reason of Tenant’s default or if Tenant shall abandon the Premises at any time during the Extension Term, then the total amount of Fixed Rent which shall have been abated pursuant to this Section 4 multiplied by a fraction, the numerator of which is the number of full calendar months falling within the period commencing on the date of termination of the Lease or abandonment of the Premises, as the case may be, through the expiration date of the Extension Term (i.e., March 31, 2023) and the denominator of which is the number of months constituting the Extension Term (i.e., 123), shall become immediately due and payable by Tenant to Owner as Additional Rent without notice or demand.

5.                                       Tenant Improvement Allowance.

5.1.  During the fifteen (15) month period commencing on the date this Agreement shall be executed and delivered by the parties and expiring on the date (the “Alterations Outside Completion Date”) which shall be the last day of such fifteen (15) month period, subject to extension by reason of Force Majeure (as such term is defined below), Tenant shall perform and complete extensive alterations and improvements constituting Tenant’s Work in and to (i) the Premises and (ii) the Broadway side lobby and passenger elevator cabs in the Building which may include (and which are contemplated to include) new wall finishes, new lobby attendant reception desk, new interior lighting, new stainless steel stair doors, new paint finishes, new security system, new flooring and new digital tenant directory in the lobby, and new paneling, new flooring and new lighting in the elevator cabs (all of such alterations and improvements in and to the Premises and the Broadway side lobby and passenger elevator cabs in the Building are hereinafter collectively referred to as “Tenant’s Alterations”, and the portion of Tenant’s Alterations consisting of such alterations and improvements to the Broadway side lobby and passenger elevator cabs in the Building which are expressly specified and set forth above are hereinafter collectively referred to as the “Lobby and Elevator Alterations”) costing not less than a minimum of $2,000,000.00 for all of Tenant’s Alterations.  Such minimum required cost of Tenant’s Alterations in the amount of $2,000,000.00 shall be inclusive of (a) reasonable costs incurred by Tenant (limited for purposes of meeting such required minimum cost to the sum of $135,000.00) to perform the Lobby and Elevator Alterations and (b) so-called “soft costs” such as costs for architectural fees and engineering fees (limited for purposes of meeting such required minimum cost to the sum of $200,000.00).  The reasonable cost of the Lobby and Elevator Alterations, limited to the sum of $135,000.00, together with soft costs not exceeding the lesser of (i) ten (10%) percent of the total cost of Tenant’s Alterations or (ii) $255,017.50, are hereinafter collectively referred to as the “Included Costs”.  In accordance with the applicable provisions of the Lease, Tenant shall submit to Owner, for Owner’s review and approval, proposed complete and detailed architectural, mechanical and engineering plans and specifications in respect of Tenant’s Alterations.  Tenant shall not commence Tenant’s Alterations unless and until Tenant shall have received Owner’s final written approval of Tenant’s plans and specifications in respect thereof in accordance with the applicable provisions of the Lease.  Tenant’s contractors for the performance of Tenant’s Alterations shall be reputable, licensed, third party contractors reasonably satisfactory to Owner.

5.2.  Owner shall contribute up to, but not more than, the aggregate sum of $2,550,175.00 in connection with the performance by Tenant of Tenant’s Alterations, by providing Tenant with a credit against Fixed Rent first becoming due after the completion of Tenant’s Alterations, as more particularly hereinafter set forth.  Notwithstanding anything set forth herein to the contrary, Owner shall not be obligated to pay or contribute more than $2,550,175.00 on account of any of Tenant’s Alterations.

5.3.  Subject to and conditioned upon Tenant’s completion by the Alterations Outside Completion Date, time being of the essence, of Tenant’s Alterations costing not less than a minimum of $2,000,000.00, inclusive of the Included Costs, and otherwise in accordance with all of the applicable provisions of the Lease including, without limitation, all of the provisions of this Section 5, an amount (“Tenant’s Rent Credit”) equal to the lesser of (i) the total cost of Tenant’s Alterations, inclusive of the Included Costs, which shall be completed by the Alterations Outside Completion Date, time being of the essence, and otherwise in accordance with all of the applicable provisions of the Lease including, without limitation, all of the provisions of this Section 5 (such total cost is hereinafter referred to as the “Completed Tenant’s Alterations Cost”) or (ii) $2,550,175.00, shall be offset against the monthly installments of Fixed Rent first becoming due under the Lease commencing as of the date (hereinafter, the “Tenant’s Rent Credit Commencement Date”) which shall be the first day of the calendar month (but in no event earlier than April 1, 2013) immediately following the date that Owner shall have received all of the following documents from Tenant: (i) a certificate signed by Tenant and Tenant’s architect certifying (1) that Tenant’s Alterations have been completed in accordance with the plans and specifications approved by Owner, (2) the aggregate amount paid by Tenant for the performance of Tenant’s Alterations and (3) that Tenant has paid in full for all costs incurred in connection with Tenant’s Alterations; (ii) lien waivers and paid receipts from all contractors, subcontractors, materialmen and other persons with respect to all work done or supplies or equipment furnished in respect of Tenant’s Alterations as set forth in the aforementioned certification, and evidence reasonably satisfactory to Owner to the effect that there has not been, and shall not be, filed with respect to the Building or any part thereof or any improvement thereon, any mechanic’s or other like liens arising out of Tenant’s Alterations; and (iii) all approvals, certificates and sign-offs required by any and all governmental and municipal entities having or asserting jurisdiction over the Building or the performance of Tenant’s Alterations.  Notwithstanding the provisions of the immediately preceding sentence, however, if the Completed Tenant’s Alterations Cost shall be greater than $2,000,000.00 but less than $2,550,175.00, then Tenant’s Rent Credit shall be in an amount equal to the sum of (i) $2,000,000.00 plus (ii) fifty (50%) percent of the difference between (A) the Completed Tenant’s Alterations Cost less (B) $2,000,000.00(1).  All of the documentation referred to in this Section 5.3 must be reasonably satisfactory to Owner in form and substance.  Notwithstanding anything to the contrary in the Lease or this Section 5, if by the Alterations Outside Completion Date, time being of the essence, Tenant shall fail to (i) complete Tenant’s Alterations costing not less than a minimum of $2,000,000.00, inclusive of the Included Costs, (ii) deliver to Owner all of the aforementioned certificates, lien waivers and other documents, or (iii) pay in full for all costs incurred by Tenant in connection with Tenant’s Alterations, then in any such event, Tenant hereby waives any and all rights to receive any credit or offset whatsoever against Fixed Rent including, without limitation, all or any portion of Tenant’s Rent Credit, or any other consideration with regard to Tenant’s Alterations.  In no event shall Tenant’s Rent Credit exceed $2,550,175.00,and the costs incurred by Tenant for the performance of all of Tenant’s Alterations which are utilized for purposes of meeting the minimum required cost of $2,000,000.00 as well as for purposes of determining the amount of the Completed Tenant’s Alterations Cost and the amount of Tenant’s Rent Credit shall be limited to reasonable amounts.  Further, notwithstanding anything to the

(1) By way of example and not of limitation, if the Completed Tenant’s Alterations Cost shall be $2,400,000.00, then Tenant’s Rent Credit shall be in the amount of $2,200,000.00, calculated as follows: (i) $2,000,000.00 plus (ii) 50% x ($2,400,000.00 - $2,000,000.00) = $2,200,000.00.

contrary in the Lease or this Section 5, if the reasonable cost of the Lobby and Elevator Alterations which shall be completed and paid for by Tenant by the Alterations Outside Completion Date, time being of the essence, shall be less than $135,000.00, then the amount by which the reasonable cost of the Lobby and Elevator Alterations which shall be completed and paid for by Tenant by the Alterations Outside Completion Date, time being of the essence, shall be less than $135,000.00 (such amount is hereinafter referred to as the “Lobby and Elevator Alterations Shortfall”) shall be deducted from Tenant’s Rent Credit, and Tenant hereby waives any and all rights to receive any credit or offset against Fixed Rent or other consideration with regard to the Lobby and Elevator Alterations Shortfall.

5.4                                 If during the period that Tenant’s Alterations shall be performed, Tenant shall have a good faith bona fide dispute with any contractor, subcontractor or materialman who or which has performed services or provided materials in connection with Tenant’s Alterations (hereinafter collectively referred to as the “Disputing Contractors” and individually as a “Disputing Contractor”) and, by reason of such dispute and notwithstanding Tenant’s exercise of Tenant’s best efforts and Tenant’s written offer to tender to such Disputing Contractor the appropriate amount due to such Disputing Contractor, Tenant shall be unable to obtain a lien waiver for the appropriate amount due from such Disputing Contractor by the Alterations Outside Completion Date, then subject to the terms and conditions hereinafter set forth in this Section 5.4, Tenant shall have the right to deliver to Owner, prior to the Alterations Outside Completion Date, in lieu of such lien waiver, a cash deposit (hereinafter, the “Lien Deposit”) to be held by Owner as an additional cash security deposit under the Lease (except that no interest shall accrue or be paid thereon).  The Lien Deposit shall be in an amount to be determined by Owner, in its sole judgment exercised in good faith, based upon Owner’s review of true and complete copies of all pertinent documentation relating to such dispute with the Disputing Contractor which shall be provided by Tenant to Owner, equal to the product of (i) the aggregate amount which such Disputing Contractor shall claim is owed to such Disputing Contractor by Tenant multiplied by (ii) 125%.  The Lien Deposit may be used and applied by Owner in the same manner as the cash security deposit(s) and the proceeds of the letter(s) of credit currently maintained as security under the Lease pursuant to the terms of the Lease including, without limitation, in payment of the costs necessary for Owner to discharge any mechanics lien(s) which may at any time be filed against the Premises or the Building by the Disputing Contractor.  The unapplied portion of the Lien Deposit shall be returned to Tenant within forty-five (45) days after Owner shall have determined, in its sole judgment exercised in good faith, that (i) a final waiver of lien in the appropriate form and amount from such Disputing Contractor has been duly executed and delivered to Owner and (ii) any and all mechanics liens which shall have been filed by such Disputing Contractor arising out of Tenant’s Alterations have been duly discharged of record, without application of the Lien Deposit, and at no cost or expense to Owner.  However, nothing set forth in the immediately preceding sentence or elsewhere in this Agreement shall be deemed to waive, impair or otherwise affect Owner’s right to apply all or any portion of the Lien Deposit in accordance with the provisions of the Lease including, without limitation, in accordance with the provisions of this Section 5.4.  Notwithstanding the foregoing provisions of this Section 5.4 or anything to the contrary in the Lease, (i) in no event shall Tenant have the right to deliver a Lien Deposit in lieu of a lien waiver as hereinabove provided if the amount of such Lien Deposit, as shall be determined by Owner in Owner’s sole, good faith judgment as provided above, shall exceed the sum of $50,000.00, (ii) in no event shall Tenant have the right to deliver more than one (1) Lien Deposit for any Disputing Contractor and (iii) in no event shall Tenant have the right to deliver Lien Deposits for more than two (2) Disputing Contractors.

5.5                                 If Tenant shall exercise its right to deliver a Lien Deposit in lieu of a lien waiver as provided in Section 5.4 above, then notwithstanding the provisions of Section 5.3 above, the Tenant’s Rent Credit Commencement Date shall be extended to the date which shall be the first day of the calendar month immediately following the date that Tenant shall become entitled to a return of the Lien Deposit(s) pursuant to the provisions of Section 5.4 above, as shall be determined by Owner in Owner’s sole judgment, exercised in good faith; provided, however, that in no event shall the Tenant’s Rent Credit Commencement Date ever be earlier than the date thereof determined in accordance with the provisions of Section 5.3 above without regard to the provisions of this Section 5.5.

5.6                                 For the avoidance of doubt, Owner and Tenant hereby acknowledge and agree that Tenant may satisfy its restoration obligations with respect to the wood flooring on the third floor of the Premises under Article 102 of the Lease at the time Tenant performs Tenant’s Alterations or at any other time which is not less than ten (10) days prior to the expiration or earlier termination of the term of the Lease; provided, however, that upon the expiration or earlier termination of the term of the Lease, Tenant shall nevertheless be obligated to deliver the wood flooring on the third floor of the Premises in its original, “like-new” condition regardless of when Tenant shall satisfy such restoration obligations.

6.                                       Increase in Taxes.  Effective as of the commencement date of the Extension Term (i.e., effective as of January 1, 2013), the amount of Real Estate Taxes for the Base Tax Year as provided in Article 74 of the Lease shall be changed from the amount of Real Estate Taxes for the 2002/2003 fiscal tax year to the average of the amount of Real Estate Taxes for the 2011/2012 fiscal tax year and the amount of Real Estate Taxes for the 2012/2013 fiscal tax year.

7.                                       Option to Extend.  Effective as of the date hereof, the provisions of Article 93 of the Lease are hereby amended and restated in their entirety to read as follows:

“93.                           Option to Extend

93.1.                        Provided and on condition that Tenant shall not be in default in the performance of any of the terms and conditions of this Lease as more specifically provided in Section 93.3 below, Tenant shall have one (1) option (the “Second Extension Option”) to further extend the term of this Lease for one (1) additional term of five (5) years commencing on April 1, 2023 and expiring on March 31, 2028 (the “Second Extension Term”).  Except for the rates at which the Fixed Rent shall be payable during the Second Extension Term, as set forth in Sections 93.4 and 93.5 below, all of the terms, conditions and provisions of this Lease shall continue unmodified and in full force and effect during the Second Extension Term.

93.2.                    The Second Extension Option may only be exercised by Tenant giving written notice to Owner of Tenant’s exercise of the Second Extension Option (the “Second Extension Option Exercise Notice”) by certified mail, return receipt requested, by no earlier than the date which is twenty-four (24) months prior to the expiration date of the Extension Term (i.e., by no earlier than March 31, 2021) and by no later than the date which is thirteen (13) months prior to the expiration date of the Extension Term (i.e., by not later than February 28, 2022), time being of the essence.  Upon Tenant’s proper and timely giving of the Second Extension Option Exercise Notice, the term of this Lease shall be automatically extended for the Second Extension Term upon the terms and conditions specified in this Article 93, without the execution of an extension agreement or other instrument.  If Tenant shall not give Owner the Second Extension Option Exercise Notice at the time and in the manner set forth above, time being of the essence, the Second Extension Option shall thereupon terminate and be of no further force and effect.

93.3.                    Notwithstanding the foregoing provisions of this Article 93, if on the date that Tenant exercises the Second Extension Option, or if on any subsequent date up to and including the date upon which the Second Extension Term commences, Tenant is in default (after notice and the expiration of the applicable cure period which are specifically provided for in this Lease with respect to such default, if any) in the payment of Fixed Rent or Additional Rent hereunder, or in the performance of any of the other terms, conditions or provisions of this Lease, then and in any such event, Tenant’s exercise of the Second Extension Option and the Second Extension Term shall, at the option of Owner exercised by written notice to Tenant, be rendered null and void and of no force or effect and Tenant shall have no other or additional right to exercise the Second Extension Option, and the Second Extension Option shall thereupon be deemed irrevocably waived by Tenant.

93.4.                    During the Second Extension Term, Fixed Rent shall be payable at the following rates:

93.4.1.               Annual Initial Second Extension Term Fixed Rent (as such term is defined below) during the one (1) year period commencing April 1, 2023 through and including March 31, 2024;

93.4.2.               Annual Initial Second Extension Term Fixed Rent multiplied by one hundred two and one-half (102.5%) percent during the one (1) year period commencing April 1, 2024 through and including March 31, 2025;

93.4.3.               An amount equal to the Fixed Rent payable for the one (1) year period referred to in Section 93.4.2 above (i.e., April 1, 2024 through March 31, 2025) multiplied by one hundred two and one-half (102.5%) percent during the one (1) year period commencing April 1, 2025 through and including March 31, 2026;

93.4.4.               An amount equal to the Fixed Rent payable for the one (1) year period referred to in Section 93.4.3 above (i.e., April 1, 2025 through March 31, 2026) multiplied by one hundred two and one-half (102.5%) percent during the one (1) year period commencing April 1, 2026 through and including March 31, 2027; and

93.4.5.               An amount equal to the Fixed Rent payable for the one (1) year period referred to in Section 93.4.4 above (i.e., April 1, 2026 through March 31, 2027) multiplied by one hundred two and one-half (102.5%) percent during the one (1) year period commencing April 1, 2027 through and including March 31, 2028.

93.5.                        For purposes of this Article 93, Annual Initial Second Extension Term Fixed Rent shall be determined as follows:

93.5.1.               Not earlier than six (6) months nor later than three (3) months prior to the commencement of the Second Extension Term, Owner shall send Tenant a notice (“Second Extension Market Rent Notice”) stating the amount which, in Owner’s opinion, shall constitute the fair market annual Fixed Rent (exclusive of all items of Additional Rent, but subject to all subsequent increases in Fixed Rent provided for in this Article 93) for the Premises as of the first day of the Second Extension Term assuming a five year lease of the Premises on an “as-is” basis to a new tenant; provided, however, that the Annual Initial Second Extension Term Fixed Rent shall in no event be less than the Rents payable for the last year of the Extension Term (i.e., the one (1) year period commencing April 1, 2022 through and including March 31, 2023), multiplied by one hundred two and one-half (102.5%) percent.  The amount set forth in the Second Extension Market Rent Notice shall constitute the Annual Initial Second Extension Term Fixed Rent.  All of the provisions of this Lease relating to the payment of Additional Rent shall be unaffected by the determination of the Annual Initial Second Extension Term Fixed Rent and shall continue in full force and effect.

93.5.2.               Within thirty (30) days after Tenant’s receipt of the Second Extension Market Rent Notice, time being of the essence, Tenant may dispute the Annual Initial Second Extension Term Fixed Rent as set forth in the Second Extension Market Rent Notice by giving notice to Owner that Tenant is initiating the arbitration process provided for herein and specifying in such notice the name and address of the arbitrator designated by Tenant to act on its behalf.  If Tenant does not timely dispute the Annual Initial Second Extension Term Fixed Rent set forth in the Second Extension Market Rent Notice within the time and in the manner set forth above, time being of the essence, the Annual Initial Second Extension Term Fixed Rent as determined by Owner shall be conclusive and binding on Owner and Tenant.  Within thirty (30) days after the designation of Tenant’s arbitrator, Owner shall give notice to Tenant specifying the name and address of Owner’s arbitrator.  The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and shall endeavor to mutually agree upon the determination of the Annual Initial Second Extension Term Fixed Rent and to render a decision as to their mutual determination within twenty (20) days after the second arbitrator is appointed.  If, within twenty (20) days after the second arbitrator is appointed, the two arbitrators shall not mutually agree upon the determination of the Annual Initial Second Extension Term Fixed Rent in accordance with the provisions of this Section 93.5, then they shall together appoint a third arbitrator.  If said two arbitrators cannot agree upon the appointment of a third arbitrator within ten (10) days after the expiration of such twenty (20) day period, then either party, on behalf of both, and on notice to the other, may request such appointment by the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules.  If the American Arbitration Association shall fail to appoint said third arbitrator within ten (10) days after such request is made, then either party may apply, on notice to the other, to the Supreme Court in the county in which the Premises are located (or any other court having jurisdiction and exercising functions similar to those now exercised by the foregoing court) for the appointment of such third arbitrator.

93.5.3.               Each of the arbitrators selected as herein provided shall have at least fifteen (15) years experience in the leasing of commercial space in New York City and properties similar in character to the Building.  Each party shall pay the fees and expenses of the arbitrator selected by it.  The fees and expenses of the third arbitrator and all other expenses (not including the attorneys’ fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the arbitration shall be borne entirely by the party against whom a determination pursuant to this Article 93 shall have been rendered.

93.5.4.               If the third arbitrator shall be appointed, then each of the first two arbitrators shall promptly submit their respective determinations of the Annual Initial Second Extension Term Fixed Rent in writing to the third arbitrator, who must select one or the other of such determinations of the Annual Initial Second Extension Term Fixed Rent and so notify both Owner and Tenant of such selection within thirty (30) days after the appointment of the third arbitrator or as soon thereafter as is practicable.

93.5.5.               In determining the Annual Initial Second Extension Term Fixed Rent, the arbitrators shall not modify the provisions of this Lease and shall take into consideration market rents then being charged for comparable space in other similar buildings in the area of the Building and all of the following assumptions: (i) the Annual Initial Second Extension Term Fixed Rent shall be determined on the basis of the use of the Premises as offices; (ii) Owner has had a reasonable period of time to locate a tenant who rents with the knowledge of the uses to which the Premises can be adapted and will not be obligated to incur any costs of rent concession or work allowance which would otherwise be dictated by the then prevailing market conditions for a five (5) year lease; (iii) the Premises are free and clear of all leases and tenancies and available for immediate occupancy and possession as of the commencement date of the Second Extension Term; (iv) neither Owner nor Tenant is under any compulsion to rent; (v) the Premises are fit for immediate occupancy and use “as is” and require no additional work by Owner and that no work has been carried out thereon by the Tenant, its subtenant, or their predecessors in interest during the term of this Lease which has diminished the rental value of the Premises; (vi) in the event the Premises have been destroyed or damaged by fire or other casualty, they have been fully restored; (vii) the escalation provisions and base periods therefor provided in this Lease shall remain unchanged (and such provisions and periods shall, in fact, remain unchanged during the Second Extension Term); and (viii) the Annual Initial Second Extension Term Fixed Rent shall in no event be less than the Rents payable for the last year of the Extension Term (i.e., the one (1) year period commencing April 1, 2022 through and including March 31, 2023), multiplied by one hundred two and one-half (102.5%) percent.  The decision and award of the arbitrators in compliance with the foregoing provisions of this Article 93 shall be in writing and shall be final and conclusive on both parties and counterpart copies thereof shall be delivered to each of said parties.

93.5.6.               Until such time as the final determination of the Annual Initial Second Extension Term Fixed Rent shall be made by the arbitrators in accordance with the provisions of this Section 93.5, Tenant shall pay, as Annual Initial Second Extension Term Fixed Rent , the amount of the Annual Initial Second Extension Term Fixed Rent determined by Owner as set forth in Second Extension Market Rent Notice, until the final determination is made (subject to further increases as otherwise provided in this Lease).  If based upon the final determination hereunder of the Annual Initial Second Extension Term Fixed Rent, the payments made by Tenant on account of the Fixed Rent were less than the Annual Initial Second Extension Term Fixed Rent payable as determined by this Section 93.5 (subject to further increases as otherwise provided in this Lease),

Tenant shall pay to Owner the amount of the underpayment on demand, and if the payments made by Tenant on account of Fixed Rent were greater than the Annual Initial Second Extension Term Fixed Rent payable as determined by this Section 93.5 (subject to further increases as otherwise provided in this Lease), Owner shall credit to Tenant the amount of any excess against Fixed Rent due or to become due.

93.5.7.               Except solely for the provisions concerning Annual Initial Second Extension Term Fixed Rent set forth above in this Section 93.5, all of the provisions of this Lease relating to the payment of increases in Fixed Rent and the payment of Additional Rent including, without limitation, the provisions of Article 74 of this Lease (“Increase in Taxes”), shall remain unmodified and in full force and effect.

93.5.8.               Notwithstanding the provisions of Sections 93.4.1 through 93.4.5 above, if either Owner or the arbitrators shall determine that, as of the commencement date of the Second Extension Term, the annual fair market base rent percentage increase factor (in lieu of any operating expense escalation or any similar escalation) for comparable five year leases shall be more than two and one-half (2.5%) percent, then the fixed annual percentage increase in the Annual Initial Second Extension Term Fixed Rent of two and one-half (2.5%) percent referred to in Sections 93.4.1 through 93.4.5 above shall be increased to such annual fair market base rent percentage increase factor as shall be determined by Owner or the arbitrators, as the case may be.”

8.                                       Owner’s Work.

8.1.                              Commencing on a date to be determined by Owner after the date this Agreement shall be executed and delivered by Owner and Tenant, Owner shall perform the work described on Exhibit A attached hereto in and to the Building and the Premises (“Owner’s Building Work”).  Owner’s Building Work shall be comprised of the work described in Exhibit A with respect to the stall bathrooms on the third and sixth floors of the Building (“Owner’s Interior Work”) and the work described in Exhibit A with respect to the Building entrance (“Owner’s Exterior Work”).  Owner shall substantially complete Owner’s Interior Work by the Alterations Outside Completion Date, subject to Tenant Delay and delay by reason of Force Majeure.  As to Owner’s Exterior Work, Owner shall use commercially reasonable efforts and diligence to (i) obtain a certificate of appropriateness from the New York City Landmarks Preservation Commission and all other municipal approvals which may be necessary in order to perform Owner’s Exterior Work (such certificate of appropriateness and all other such municipal approvals are hereinafter collectively referred to as the “Municipal Approvals”), and (ii) submit such documents and information as may be required in order to obtain the Municipal Approvals.  Owner shall substantially complete Owner’s Exterior Work by the date that is fifteen (15) months following the date of Owner’s receipt of all of the Municipal Approvals, subject to Tenant Delay and delay by reason of Force Majeure.  Owner shall perform Owner’s Building Work with reasonable diligence, but without any obligation, however, to employ contractors or labor at overtime or other premium pay rates or to incur any extraordinary or unusual cost or expense in connection therewith.  Owner may enter the Premises at any reasonable time(s) to perform Owner’s Building Work, and entry by Owner, its agents, servants, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease, or impose any liability upon Owner, or its agents, by reason of inconvenience or annoyance to Tenant, or injury to, or interruption of, Tenant’s business, or otherwise.  Additionally, Owner’s Building Work shall be deemed to constitute Owner’s Renovation Work, as such term is defined in Article 75 of the Lease.  For purposes of this Section 8, the term “Force Majeure” shall mean prevention or delay by reason of strikes or labor troubles, or by any cause whatsoever reasonably beyond the responsible party’s control (other than financial condition), including but not limited to, laws, governmental preemption in connection with a national emergency or by reason of any requirement of any governmental authority or by reason of the conditions of supply and demand which have been or are affected by war or other emergency.

8.2.                              No promise, agreement, representation or warranty, verbal or otherwise, has been made to Tenant by Owner, its agents or employees, and no expenditure for work or materials will be made by or on behalf of Owner in the Premises, except as herein specifically set forth with respect to Owner’s Building Work.  It is distinctly understood and agreed that Owner’s agreement to perform Owner’s Building Work, as expressed herein, shall not in any manner be operative in connection with any further extension or renewal of the term of the Lease beyond the expiration of the Extension Term.  Except as expressly provided in this Section 8 and in the Lease, Owner shall have no obligation to perform any alterations, installations or other work in or to the Premises or the Building, and Tenant shall continue to accept the Premises, and all fixtures, equipment and appurtenances therein, in their current “as-is, where-is” condition.

8.3.                              Notwithstanding anything to the contrary set forth in the Lease, except as may be otherwise expressly set forth in Exhibit A, all of Owner’s Building Work shall be performed to “building standard”.  The term “building standard” as used herein shall mean such materials and construction and renovation work techniques as Owner may elect to use from time to time, in Owner’s sole and absolute discretion, as part of Owner’s standard construction in the Building.  Without limitation of the foregoing, in no event shall “building standard” be deemed to include any special, custom or above-building standard work which may have previously been performed by Owner, Tenant or any other tenant of the Building or which may hereafter be performed by Owner, Tenant or any tenant of the Building.

9.                                       Assignment and Subletting.  Effective as of the commencement date of the Extension Term, the provisions of Article 49 of the Lease shall be deemed modified and supplemented as follows:

9.1.                              Section 49.3.2(b) of the Lease shall be modified by replacing the phrase “forty-two (42) month period” with the phrase “thirty-six (36) month period”;

9.2.                              Section 49.3.4 of the Lease shall be modified by inserting the phrase “as evidenced by dated term sheets or other written or electronic communications passed between Owner and tenant or their respective representatives” after the word “Building” in clause (x);

9.3.                              Section 49.3.8 of the Lease shall be modified by replacing the phrase “or nine (9) subtenants in the Premises” with the phrase “or twelve (12) subtenants in the Premises”;

9.4.                              Section 49.3.13 of the Lease shall be modified by inserting the phrase “third party” after the word “reasonable” appearing in two places on the second and third lines; and

9.5                                 The following provisions shall be deemed added to the Lease as Section 49.12 thereof: “Provided and on condition there shall have been no default under this Lease by Tenant (after notice and the expiration of the applicable cure period which are specifically provided for in the Lease with respect to such default, if any) and that Tenant furnishes to Owner within three (3) business days after request therefor, time being of the essence, all available financial and other business information and documentation as shall be reasonably requested by Owner relating to any assignee of this Lease, or any single unaffiliated subtenant of not less than two (2) full floors in the Premises for the entire remaining balance of the term of this Lease (less one day), who shall have been approved by Owner pursuant to the provisions of this Article 49, Owner shall use Owner’s commercially reasonable efforts to obtain an SNDA substantially in the form of SNDA provided by the current or any future mortgagee or ground lessor of the Building which is then in effect, including or otherwise covering such assignee or subtenant, whether as a party thereto or otherwise.  However, in no event shall Owner be obligated to incur any costs, expenses or liabilities or pay any fee, charge or other consideration in connection therewith.  Further, in no event shall Owner be obligated to execute or be a party to any such SNDA unless such SNDA is satisfactory to Owner in all respects.  Tenant shall timely pay, as Additional Rent, upon demand therefor by Owner, all costs, fees and expenses incurred by Owner relating to such SNDA including, without limitation, any costs, fees or expenses imposed by any such mortgagee or ground lessor and/or its legal counsel in connection with such SNDA.

10.                                 Right of First Offer.  Effective as of the date hereof, the provisions of Article 94 of the Lease are hereby amended and restated in their entirety to read as follows:

“94.                           Right of First Offer

“94.1.                  As used in this Article:

94.1.1.               the term “available” means, as to any space, that such space is vacant and free of any present or future possessory right in favor of Best Buy Stores, L.P. (hereinafter, the “Existing Tenant”) which is contained in the existing lease between Owner and the Existing Tenant (the “Existing Tenant’s Lease”);

94.1.2.               the term “Offer Space” means the entire second floor of the Building (the “Second Floor Premises”), currently leased to the Existing Tenant pursuant to the Existing Tenant’s Lease; and

94.1.3.               the term “Inclusion Date” means the later of (i) the date Tenant gives the Offer Acceptance Notice (as such term is hereinafter defined) with respect to the Offer Space and (ii) the date that the Offer Space shall first become available and vacant possession of such space shall have been delivered to Tenant, in either case with the Offer Space being in its then existing “as-is” condition.

94.2.                        If at any time during the term of this Lease, the Offer Space first becomes available upon the expiration or termination of the Existing Tenant’s Lease by reason of bankruptcy or bona fide dispossess, then within a reasonable period of time thereafter (or at any time within eighteen

(18) months prior thereto), Owner shall give Tenant notice thereof (an “Offer Notice”), specifying (i) the date or approximate date that the Offer Space has become available or is anticipated to become available, (ii) Owner’s determination of the fair market rental value of the Offer Space as of the Inclusion Date, (iii) the Tenant’s Proportionate Share and Base Tax Year (and any other base year(s)) attributable to the Offer Space with respect to Article 74 and any other rental escalation provisions set forth in this Lease, (iv) the amount of the security deposit reasonably required by Owner for the leasing of the Offer Space (the parties hereby acknowledging that, without limitation, a security deposit equal to the same per square foot security deposit then maintained by Tenant under this Lease shall be deemed reasonable) and (v) any other terms and conditions determined by Owner, in Owner’s discretion, which are or would be applicable to the proposed leasing of the Offer Space by Owner to a third party as of the Inclusion Date.  Provided and on condition that on the date that Owner gives Tenant the Offer Notice through and including the Inclusion Date (a) this Lease is in full force and effect, (b) Tenant is not in default under this Lease (after notice and the expiration of any applicable cure period which are specifically provided for in this Lease with respect to such default, if any) and (c) Tenant or any assignee or successor of Tenant (as referred to in Section 49.2 above) occupies the entire Premises under and pursuant to this Lease and there has been no assignment of this Lease by Tenant, then and in such events only, Tenant shall have the option (herein, the “Offer Space Option”), exercisable by notice (the “Offer Acceptance Notice”) given to Owner on or before the date that is fifteen (15) days after the giving of the Offer Notice by Owner to Tenant, time being of the essence, to include the Offer Space in the Premises for the balance of the term of this Lease.

94.3.                        If Tenant properly and timely exercises the Offer Space Option with respect to the Offer Space, the Offer Space shall become part of the Premises effective as of the Inclusion Date and thereafter for the greater of (i) five (5) years or (ii) the entire then remaining balance of the term of this Lease, without any further act by Owner or Tenant and upon all of the terms and conditions set forth in this Lease (including this Article) and the Offer Notice, except that:

94.3.1.               the Offer Space shall be delivered to Tenant in its then existing condition, on an “as-is” basis on the Inclusion Date;

94.3.2.               the Fixed Rent for the Offer Space as of the Inclusion Date shall be the fair market rental value of the Offer Space as of the Inclusion Date as shall be determined by Owner, in Owner’s sole and absolute discretion, as set forth in the Offer Notice; provided, however, that subsequent to the Inclusion Date, Fixed Rent for the Offer Space shall be increased on each date that Fixed Rent for the Premises (exclusive of the Offer Space) shall be increased pursuant to the provisions of this Lease in such amount(s) as Owner shall determine, in Owner’s reasonable discretion, to be the fair market escalation percentage factor(s) for the balance of the term of this Lease as of the Inclusion Date, assuming that the Second Extension Option shall have been exercised;

94.3.3.               payment of Fixed Rent and all items of Additional Rent applicable to the Offer Space shall commence on the Inclusion Date; and

94.3.4.               if any of the terms and conditions set forth in the Offer Notice are different or inconsistent with the terms and conditions set forth in this Lease, the terms and conditions set forth in the Offer Notice shall control and this Lease shall automatically be deemed amended accordingly with respect solely to the Offer Space.

94.4.                        Promptly after the occurrence of the Inclusion Date, Owner and Tenant shall confirm the occurrence thereof, the inclusion of the Offer Space in the Premises and the terms of this Lease applicable to the Offer Space by executing and delivering an instrument reasonably satisfactory to Owner; provided, however, that the failure by Owner or Tenant to execute such instrument shall not affect the inclusion of the Offer Space in the Premises in accordance with this Article.

94.5                           (a)                                  If Tenant does not timely deliver the Offer Acceptance Notice with respect to the Offer Space, time being of the essence, and if either (i) within nine (9) months after the date on which Tenant declined (or was deemed to decline by failing to timely accept) the Offer Notice, Owner is prepared to lease the Offer Space at a net effective rental (taking into account any work allowances and rent concessions, and discounted to present value using a discount rate equal to the then-current “prime rate” or “base rate” of Citibank, N.A.  or any comparable bank) of less than ninety (90%) percent of the net effective rental offered to Tenant in the rejected Offer Notice, or (ii) after nine (9) or more months after the date on which Tenant declined (or was deemed to decline by failing timely to accept) the Offer Notice, Owner is prepared to lease the Offer Space for any rent whatsoever, whether higher or lower than the net effective rental set forth in the previous Offer Notice, then in each case the terms of Sections 94.1 through 94.5 above shall once again apply and Owner shall thereafter deliver to Tenant an Offer Notice as described in Section 94.2 above incorporating the rental terms that Owner is prepared to accept from a third party with regard to the Offer Space.

(b)                                 If Tenant does not timely deliver the Offer Acceptance Notice with respect to the Offer Space, time being of the essence, and neither of clauses (i) or (ii) set forth in subparagraph (a) above shall apply, then the Offer Space Option shall be deemed irrevocably waived by Tenant and Owner shall have the right to enter into a lease or leases covering the Offer Space or any portion(s) thereof with any third party(ies) on such terms and conditions as Owner shall determine, in Owner’s sole and absolute discretion.

94.6.                        Notwithstanding anything to the contrary set forth in this Article 94 or elsewhere in this Lease, if at the time Tenant shall give Owner an Offer Acceptance Notice pursuant to the provisions of Section 94.2 above, there shall be less than three (3) years then remaining in the term of this Lease, and if Tenant shall not theretofore have exercised the Second Extension Option pursuant to the provisions of Article 93 above, then as a further condition to Tenant’s exercise of the Offer Space Option, Tenant must exercise the Second Extension Option pursuant to Article 93 above by giving a Second Extension Option Exercise Notice to Owner simultaneously with Tenant’s delivery of the Offer Acceptance Notice to Owner.  In such event, notwithstanding the time limitations set forth in Section 93.2 above, Tenant shall be permitted to exercise the Second Extension Option even though the date on which Tenant shall give Owner the Second Extension Option Exercise Notice shall be more than twenty-four (24) months prior to the expiration date of the Extension Term.

94.7.  Notwithstanding anything to the contrary set forth in this Article 94, the Offer Space Option is limited solely to the original Tenant under this Lease (i.e., Take-Two Interactive Software, Inc.) and any successor or assignee as referred to in Section 49.2 above.”

11.                                 Cleaning.  Notwithstanding the provisions of Articles 43 and 56.1 of the Lease to the contrary, effective as of the commencement date of the Extension Term, Owner shall provide the base building cleaning services set forth in Exhibit B annexed hereto without charge to Tenant.

12.                                 Signage.  Subject to the provisions of Article 68 of the Lease, Owner hereby consents to (i) the placement by Tenant of Signs in the interior of the Broadway side lobby of the Building and (ii) the installation by Tenant of a plaque identifying Tenant as a tenant of the Building on the exterior of the Building in a location adjacent to the entrance to the Broadway side lobby of the Building as more specifically provided in Article 68.

13.                                 Additional Charges.  Effective as of the commencement date of the Extension Term, the following charges shall no longer be deemed “Additional Rent” and shall no longer be payable by Tenant:

13.1.                        Any charges payable for maintaining, servicing, repairing, inspecting and monitoring the fire alarm system servicing the Building pursuant to the provisions of Section 88.1 of the Lease;

13.2.                        increases in Fuel Costs pursuant to the provisions of Section 88.3 of the Lease;

13.3.                        the Monthly Elevator Fee and any charges payable for maintaining, servicing, repairing, inspecting and monitoring the elevators servicing the Building pursuant to the provisions of Section 91.1 of the Lease;

13.4                           the weekday removal of ordinary office refuse as more particularly provided in Exhibit B; and

13.5.                        water and sewer charges payable pursuant to the provisions of Article 29 of the Lease.

14.                                 Security.  Owner shall use commercially reasonable efforts to require the company providing security to the Building to not permit any individual security guard employed by such company to work in the Building for more than ten (10) consecutive hours during any period of twenty-four (24) consecutive hours, except in the event of an emergency.

15.                                 HVAC: Modifying and supplementing the provisions of Section 45.4 of the Lease, the parenthetical phrase appearing on lines 15 and 16 in Section 45.4 of the Lease shall be amended and restated in its entirety to read as follows: “(other than any HVAC equipment installed by the previous tenant, or installed by Tenant during the term of this Lease)”.  Further, Tenant shall be obligated, at Tenant’s sole cost and expense, to engage Carrier Corporation to perform all of the recommended repairs to the Carrier split system units servicing the Premises originally installed by Owner (such units are hereinafter collectively referred to as the “Original Carrier Units”) as set forth in the Carrier inspection report dated November 1, 2011, attached hereto as Exhibit C.  Such repair work is to be completed by Tenant as soon as possible, but in no event later than December 31, 2011.  Commencing from and after the date hereof, Tenant shall utilize Carrier Corporation to perform all necessary repair and maintenance with respect to the Original Carrier Units, and shall follow all reasonable recommendations from Carrier Corporation relating to such repair and maintenance.  In all other respects, the provisions of Section 45.4 of the Lease shall remain unmodified and in full force and effect.

16.                                 Brokers.  Owner and Tenant each warrant and represents that there was no broker, finder or like agent instrumental in consummating this Agreement except solely for CB Richard Ellis, Inc. and Newmark & Company Real Estate, Inc. (the “Brokers”) and that such party had no dealings, communications, conversations or prior negotiations with any brokers, finders or like agents other than the Brokers concerning the extension and/or modification of the Lease pursuant to this Agreement.  Each representing party covenants and agrees to pay, indemnify and hold the other party harmless from and against any and all claims for all brokerage commissions, fees or other compensation by any brokers other than the Brokers claiming to have dealt with such representing party in connection with this Agreement or arising out of any conversations or negotiations had by such representing party with any brokers other than the Brokers concerning the extension and/or modification of the Lease pursuant to this Agreement, and for any and all costs, expenses (including, without limitation, reasonable attorneys’ fees, disbursements and court costs), liabilities and penalties incurred by the indemnified party in connection with or arising out of any such claims.  Owner shall pay a brokerage commission to the Brokers in connection with this transaction pursuant to a separate written agreement or agreements.  The provisions of this section shall survive the expiration or earlier termination of the Lease.

17.                                 Negotiation and Execution.  It is specifically acknowledged by the parties that this Agreement is the result of substantive negotiations between the parties and that this Agreement has been executed and delivered by each of the parties upon the advice of independent legal counsel.  It is understood and agreed that all parties shall be deemed to have prepared this Agreement in order to avoid any negative inference that might be drawn against the preparer thereof.

18.                                 Certain Definitions.  Each of the capitalized terms in this Agreement which are not otherwise defined herein shall have the meaning ascribed to such term in the Original Lease.

19.                                 Inducement to Owner and Tenant.  As a material inducement to each of Owner and Tenant to execute this Agreement, each party hereby acknowledges and represents to the other party that, to the best of the representing party’s actual knowledge, the other party is not in default of any of the terms, covenants, provisions, warranties, representations and conditions of the Original Lease through the date hereof and that there are no offsets or defenses thereto.

20.                                 Ratification.  Except as may be otherwise set forth in this Agreement, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect.  Additionally, the parties confirm and agree that the two revocable license agreements between the parties dated September 11, 2006 and February 11, 2008, respectively, covering additional space in the Building (the “Licensed Premises”), are unaffected by this Agreement and are hereby ratified and confirmed and shall remain unmodified and in full force and effect.

21.                                 Successors and Assigns.  The covenants, agreements, terms, provisions and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns, if any.

22.                                 Waiver.  The failure of a party at any time to enforce any provision hereunder shall in no way affect the right of that party thereafter to enforce the same or any other provision of this Agreement; nor shall the waiver by a party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of any such provision or as a waiver of any other provision hereof.

23.                                 Modification.  This Agreement may not be modified orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

24.                                 Void or Unenforceable Provisions.  If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had been severed and deleted.

25.                                 Inconsistent Provisions.  It is in the intent of the parties that this Agreement and the Original Lease are to be read and construed together, to the extent reasonably possible.  However, in the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Original Lease, then the terms and provisions of this Agreement shall govern and be binding.

26.                                 Captions.  The captions for each of the sections of this Agreement are inserted for convenience only and shall have no meaning or relevance to the construction or interpretation of this Agreement.

The balance of this page is intentionally left blank.  Signature page to follow.

27.                                 Conditions to Binding Agreement.  This Agreement shall not be binding upon Owner unless and until at least two originals hereof have been executed by Tenant and counter-executed on behalf of Owner and at least one of such originals shall have been returned to Tenant or Tenant’s attorneys.

In witness whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Moklam Enterprises, Inc.

By:	/s/ Raymond H. Yu
	Name:	Raymond H. Yu
	Title:	President

Take-Two Interactive Software, Inc.

By:	/s/ Karl Slatoff
	Name:	Karl Slatoff
	Title:	Chief Operating Officer

State of New York )
: ss.
County of New York)

On the 18th day of January in the year 2012, before me, the undersigned, a Notary Public in and for said State, personally appeared Raymond H. Yu, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Gary S. Friedman
Signature and Office of individual taking acknowledgment

State of New York )
: ss.
County of New York)

On the 21st day of December in the year 2011, before me, the undersigned, a Notary Public in and for said State, personally appeared Karl Slatoff, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity(ies), and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Daniel P. Emerson
Signature and Office of individual taking acknowledgment